Schedule A
                 TRANSACTIONS SUBJECT TO RULE 10f-3 PROCEDURES

Fund:    Transamerica Core Bond Fund    Security:       See Attached

Issuer:  See Attached                   Offering Type:  US Registered

                                                                            In Compliance
       REQUIRED INFORMATION       ANSWER        APPLICABLE RESTRICTION        (Yes/No)
     ------------------------  ------------- ------------------------------ -------------

1.   Offering Date             See Attached  None                                YES

2.   Trade Date                See Attached  Must be the same as #1              YES

3.   Unit Price of Offering    See Attached  None                                YES

4.   Price Paid per Unit       See Attached  Must not exceed #3                  YES

5.   Years of Issuer's         More than 3   Must be at least three years *      YES
     Operations

6.   Underwriting Type             Firm      Must be firm                        YES

7.   Underwriting Spread       See Attached  Sub-Adviser determination to        YES
                                             be made

8.   Total Price paid by the   See Attached  None                                YES
     Fund

9.   Total Size of Offering    See Attached  None

10.  Total Price Paid by the   See Attached  #10 divided by #9 must not          YES
     Fund plus Total Price                   exceed 25% **
     Paid for same securities
     purchased by the same
     Sub-Adviser for other
     investment companies

11.  Underwriter(s) from whom  See attached  Must not include Sub-Adviser        YES
     the Fund purchased                      affiliates ***
     (attach a list of all
     syndicate members)

12.  If the affiliate was          Yes       Must be "Yes" or "N/A"              YES
     lead or co-lead manager,
     was the instruction
     listed below given to
     the broker(s) named in
     #11? ****

The Sub-Adviser has no reasonable cause to believe that the underwriting commission, spread or profit is NOT reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, the Sub-Adviser has considered the factors set forth in the Fund's 10f-3 procedures.

/s/ Anna K. Jensen
------------------------------------
Anna K. Jensen, Vice President
J.P. Morgan Investment Management, Inc.

* Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii), whichever is met.
** If an eligible Rule 144A offering, must not exceed 25% of the total amount of same class sold to QIBs in the Rule 144A offering PLUS the amount of the offering of the same class in any concurrent public offering
***    For munis purchased from syndicate manager, check box to confirm that
       the purchase was not designated as a group sale. [   ]
**** The Sub-Adviser's affiliate cannot receive any credit for the securities purchased on behalf of the Fund.